Exhibit 99.1

Material Sciences Corporation 2200 East Pratt Boulevard Elk Grove Village, IL 60007 847-439-2210

NEWS RELEASE

Material Sciences Corporation Announces Termination of HSR Antitrust Waiting Period

and Expiration of “Go-Shop” Period

ELK GROVE VILLAGE, Ill. — February 13, 2014 – Material Sciences Corporation (NASDAQ: MASC), a leading provider of material-based solutions for acoustical and coated applications (“MSC” or the “Company”), today provided an update on certain matters relating to its proposed merger with Zink Acquisition Holdings Inc. (“Parent”) and Zink Acquisition Merger Sub Inc. (“Merger Sub”), which are affiliates of New Star Metals Inc. and Insight Equity Holdings LLC, a private equity firm headquartered in Southlake, Texas.

On January 23, 2014, Parent and MSC filed the notification and report forms under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), with the Federal Trade Commission (the “FTC”) and the Antitrust Division of the Department of Justice and requested early termination of the waiting period imposed by the HSR Act. On February 10, 2014, the FTC notified Parent and MSC that it has granted early termination of the waiting period.

In addition, the merger agreement entered into on January 8, 2014, by and among MSC, Parent and Merger Sub contains a 35-day “go-shop” period during which MSC was permitted to solicit alternative proposals from third parties. The merger agreement provides that within two business days of the end of the “go-shop” period, MSC will provide Parent with a written notice setting forth the identity of each “Excluded Party,” meaning a party that submitted a written proposal during the “go-shop” period that the MSC Board of Directors determines in good faith either constitutes or could reasonably be expected to lead to a superior proposal. No such proposals were received by MSC prior to the February 12, 2014 expiration of the “go-shop” period. Consequently, no party has been designated by MSC as an “Excluded Party.” MSC is now subject to customary “no-shop” provisions, which are outlined in full in the merger agreement.

About MSC

Material Sciences Corporation is a leading provider of material-based solutions for acoustical and coated applications. The Company uses its expertise in materials, which it leverages through relationships and a network of partners, to solve customer-specific problems. Its stock is traded on the NASDAQ Capital Market under the symbol MASC.

Cautionary Note for Forward-Looking Statements

Statements in this press release regarding the proposed transaction between Parent, Merger Sub and the Company, the expected timetable for completing the transaction, the potential benefits of the transaction, and other statements about management’s future expectations, beliefs, goals, plans or prospects constitute forward looking statements. The Company has tried to identify these forward looking statements by using words such as “expect,” “anticipate,” “estimate,” “plan,” “will,” “would,” “should,” “forecast,” “believe,” “guidance,” “projection” or similar expressions, but these words are not the exclusive means for identifying such statements. The Company cautions that a number of risks, uncertainties and other important factors could cause the Company’s actual results, performance and achievements to differ materially from those expressed in, or implied by, the forward-looking statements, including, without limitation, uncertainties as to the timing of the merger; the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement; the possibility that alternative acquisition proposals will be made; the outcome of any legal proceedings that may be instituted against the Company related to the merger agreement; the inability to complete the merger due to the failure to obtain stockholder approval or the failure to satisfy other conditions to completion of the merger; the failure to obtain the necessary financing arrangements set forth in the debt and equity commitment letters delivered pursuant to the merger agreement; the disruption of management’s attention from the Company’s ongoing business operations due to the merger; the effect of the announcement of the merger on the Company’s relationships with its customers, operating results and business generally; the effects of local and national economic, credit and capital market conditions; and other risk factors set forth from time to time in the Company’s other filings with the SEC, including the disclosures under “Risk Factors” in those filings. Except as expressly required by the federal securities laws, the Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, changed circumstances or future events or for any other reason.

Additional Information and Where to Find It

In connection with the proposed merger and required stockholder approval, the Company has filed a preliminary proxy statement with the Securities and Exchange Commission (the “SEC”) and, when completed, it intends to file a definitive proxy statement with the SEC and mail it to stockholders. THE COMPANY’S STOCKHOLDER’S ARE ADVISED TO READ THE PROXY STATEMENT AND OTHER RELEVANT MATERIALS WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT MATERIAL SCIENCES CORPORATION AND THE MERGER. The Company’s stockholders may obtain free copies of these documents (when they are available) and other documents filed with the SEC at the SEC’s web site at www.sec.gov. In addition, the documents filed by Material Sciences Corporation with the SEC may be obtained free of charge from the Company’s website at www.matsci.com, or by directing a request to the Company at 2200 East Pratt Boulevard, Elk Grove Village, Illinois 60007, Attn: James Pawlak.

Participants in the Solicitation

The Company and its directors and officers may be deemed to be participants in the solicitation of proxies from the Company’s stockholders with respect to the special meeting of stockholders that will be held to consider the proposed merger. Information about the Company’s directors and executive officers and their ownership of the Company’s common stock is set forth in the proxy statement for the Company’s 2013 Annual Meeting of Stockholders, which was filed with the SEC on May 30, 2013. Stockholders may obtain additional information regarding the interests of the Company and its directors and executive officers in the proposed merger, which may be different than those of the Company’s stockholders generally, by reading the proxy statement and other relevant documents regarding the proposed merger, filed with the SEC.

Contacts

Company Contact

Material Sciences Corporation

James D. Pawlak, Vice President, Chief Financial Officer, 847-439-2210

OR

Media Contact

SM Berger & Company

Stanley Berger or Andrew Berger, 216-464-6400

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